UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

AMERILITHIUM CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-155059	61-1604254
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

871 Coronado Center Drive, Suite 200

Henderson, NV 89052

 (Address of principal executive offices)

(702) 583-7790

(Registrant’s telephone number, including area code)

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As more fully described in Item 5.02 below, on January 27, 2014, Mr. Matthew Worrall resigned as Chief Executive Officer, President, director and any and all other positions to which he has been previously or at any time appointed, regardless of whether he served in such capacity of Amerilithium Corp. (the “Company”) and concurrently, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Ernest Remo pursuant to which Mr. Remo will serve as the Company’s Interim Chief Executive Officer and director. Mr. Remo shall have such duties, responsibilities and authority as are commensurate and consistent with the position of Interim Chief Executive Officer of a company, including but not limited to (i) exploring strategic business opportunities in different industries; (ii) improving the financial position of the Company; and (iii) evaluating and determining the direction of the current business. The term of the Employment Agreement is the earlier of six months or such time as the Company employs a full time Chief Executive Officer (the “Term”). Subject to the Company completing a financing, the Company shall pay Mr. Remo a salary at the rate of five thousand dollars ($5,000) per month with a maximum aggregate salary of twenty thousand dollars ($20,000).  Mr. Remo will not participate in any of the Company’s employee benefit plans.

On January 27, 2014 (the “Effective Date”), the Company entered into a consulting agreement (the “Consulting Agreement”) with the Company’s former Chief Executive Officer, Matthew Worrall.  The term of the Consulting Agreement is for a term six months (the “Consulting Term”).  Mr. Worrall shall be paid eight thousand five hundred dollars ($8,500) beginning on the Effective Date and thereafter on the first day of each month for the duration of the Consulting Term, for an aggregate of fifty one thousand dollars ($51,000) (the “Total Compensation”).  The Company will pay such compensation to Mr. Worrall in cash and/or in stock at the discretion of the Company’s board of directors (the “Board”), however, the Total Compensation shall be accrued as of the Effective Date. During the Consultant Term, Mr. Worrall shall (i) assist the Company in exploring and identifying corporate acquisitions, divestitures and other strategies designed to accelerate growth; (ii) advise the Company to help structure the balance sheet; (iii) assist the Company in making all required periodic filings that are required by the Security and Exchange Commission including but not limited to Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K; and (iv) provide services as may be deemed appropriate by the Board from time to time.

On January 27, 2013, Matthew Worrall, the Company’s former Chief Executive Officer assigned all of his right, title and interest in and to his 51 shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) to Jim Zimbler (the "Assignee").  Among other things, each one (1) share of the Series A Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock of the Company eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

The above description of the Employment Agreement and Consultant Agreement does not purport to be complete and are qualified in their entirety by reference to such Agreements, which are attached hereto as Exhibits 10.1, and 10.2, respectively, to this Current Report on Form 8-K.

Item 5.01 Changes in Control of Registrant

Item 1.01 is herein incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 1.01 is incorporated herein by reference.

Resignation of Officer and Director

On January 27, 2014, Mr. Matthew Worrall resigned from his position as a member of the Board and from his position as Chief Executive Officer, President, director and any and all other positions to which he may have been previously or at any time appointed, regardless of whether he served in such capacity, of the Company.  Mr. Worrall’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Officer and Director

On January 27, 2014, the directors the Company approved the appointment of Mr. Ernest Remo as Interim Chief Executive Officer and director effective immediately.  Below is a description of Mr. Remo’s professional work experience.

Ernest Remo, age 74, Interim Chief Executive Officer and Director

Mr. Ernest Remo’s career on Wall Street has spanned thirty years involving all areas of the institutional bond and equity business. Mr. Remo has been a financial advisor to both public and private companies, advising on financial structuring and corporate governance, as well as assisting in raising funds in both the public and private markets. From 2004 through the present, Mr. Remo has served as Chairman and Chief Executive Officer of American Diversified Holdings Corporation, a holding company that provides executive management, corporate governance and financial advice as well as introductions to capital sources to micro-cap public companies.  From 2000 to 2003 Mr. Remo served as Chairman of Icon Laser Eye Centers, a TSE listed company in the refractive eye surgery field.  During 2001 Mr. Remo served as a Director and Chairman of the Audit Committee of VisionAmerica, a Nasdaq listed company in the ophthalmic practice management field.  From 2000 to 2004 Mr. Remo served as Chairman of Chief Executive Officer of Eyemakers, Inc., a Dallas, Texas based optometric practice management and Lasik clinic operator.  From 2002 to 2004 Mr. Remo served as Chairman of Igea Salus, a Rome, Italy based operator of dialysis clinics.

Mr. Remo received a B.S. Finance from Fordham University, New York City.

Family Relationships

Mr. Remo does not have a family relationship with any of the current officers or directors of the Company.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 27, 2014, between the Company and Ernest Remo.
10.2 99.1	Consulting Agreement, dated January 27, 2014, between the Company and Matthew Worrall. Letter of Resignation of Matthew Worrall, dated January 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERILITHIUM CORP.

Dated: January 28, 2014	By:	/s/ Ernest Remo
Name: Ernest Remo
Title: Interim Chief Executive Officer